Exhibit 10.13

[IMAGE – GOVERNMENT OF INDIA REGISTRATION STAMP 10 RUPEES]

LEASE DEED

This Deed of Lease is made on this 19th day of February 2004 between SISBRO Promoters Pvt Ltd having its registered offices at 14A/57, First floor, WEA, Karol Bagh, New Delhi, India represented by its Director, Mr. Sunil Chopra hereinafter called the “LESSOR” which expression shall where so ever the context so requires or admits, mean and include the heirs, executors, administrators, successors and permitted assign of the of the First Part)

AND

SiRf Technology (India) Pvt Ltd having its registered office at 304, Kale Ram Chamber, 2, East Guru Angad Nagar, Delhi India represented by its Director Mr Sena Reddy (Hereinafter called the “LESSEE” which expression shall where so ever the context so requires or admits, mean and include the heirs, executors, administrators, successors and permitted assigns Other Part)

WHEREAS the Lessor is the absolute owner of industrial property at A 1-A, SECTOR 16, NOIDA with a building constructed thereupon

AND WHEREAS the Lessor has agreed to give on lease and the Lessee has agreed to take on lease the furnished premises comprising of Lower Ground floor, Upper Ground floor and the open spaces external to the building but enclosed by boundary walls at front, Rear and left side of the building and toilets at the rear of the building subject to the right of entrance to first floor tenant (hereinafter called the “Premises”) with UPPCL power connection, water & sewage Connection, stand-by power through a 60 KVA 440 Volt 3 Phase Generating set with sound proof canopy and 25 Ton air conditioning units, having a super area of 4400 sq ft, on the terms and conditions mentioned below.

/s/ Sunil Chopra	/s/ Sena Reddy

AND WHEREAS the Lessee has duly authorized the said Mr Sena Reddy to represent the Lessee and sign the present lease for and on behalf of the Lessee Company

TERMS & CONDITIONS

1.	That in consideration of Lease rent herein mentioned, the Lessor do hereby grants, conveys and transfers by way of lease to the Lessee the said Premises on rent.

2.

That the monthly rent of the furnished premises with stand by power and air conditioning will be Rs 1,58,400/- (Rupees One Lac Fifty Eight Thousand Four Hundred). The lease rental mentioned above shall be paid on or before the 7th of every month in advance for the month by way of a crossed cheque, after deducting tax at source, as applicable.

3.

That the Lessee has agreed to pay to the Lessor on signing of this Deed or before 2nd April 2004, a sum of Rs. 9,50,400/- (Rupees Nine Lac Fifty Thousand Four Hundred only) as 6 (Six) months rent as interest free Security Deposit which will be refunded only at the time of vacation of the Premises after adjusting any outstanding dues. The Lessee has also agreed to pay 3 (Three) months rent as advance rent for April, May and June 2004. This advance rent as the name suggests shall be adjusted against rent for April, May and June 2004. The rent for July 2004 onwards shall be paid monthly on or before 7th of the respective month.

The payment schedule is as under:

A Token amount of Rs 1 lac at the time of signing lease deed paid vide cheque No 409257 dated 19.2.2004 /s/Sena Reddy /s/Sunil Chopra

B The balance amount Rs 13,25,600/ - by 15th March 2004

4.	That the initial period of lease will be for 5 (Five) years starting from 02 April, 2004 or from the date the premises is ready for occupation after necessary improvements as agreed between the parties and as listed in the annexure, which ever is later. It is agreed that the Lessee cannot terminate this Lease Deed before a period of 2 (Two) year and if he does so then he will be liable to pay the rent for the full 2 years. If the Lessee does not pay the rent for the full 2 year then the Lessor has full right to deduct the same from the security deposit so received and to receive the balance amount, if any from the lessee. That the Lessee however can vacate the premises after a minimum period of 2 (two) years if he so desires after giving 2 months notice or rent in lieu of notice.

/s/ Sunil Chopra	#2#	/s/ Sena Reddy

That the Lessor shall have no right to terminate the lease prior to the expiry of the fixed period of 5 (Five) years except as provided hereunder upon breach of any terms of this lease deed by the lessee.

That the Lessee shall pay the rent as mentioned above at the times and in the manner aforesaid. If however the rent is not paid for 2 months then the Lease Deed will stand terminated and lessee will vacate the premises with immediately effect.

After the completion of 2 (Two) years the rent will increase by 10% in the third year and by 5% per year thereafter.

That the Lessor can during the term of this Lease Deed, sell, assign or transfer his rights in the demised premises as a whole or in part in favour of one person or persons. If so, all terms and conditions of this.

Lease Deed shall be legally binding upon and adhered to by the said transferee(s) and the present lessor will be fully responsible and legally bound to ensure that all the terms and conditions of this lease are observed and met in full by such transferee.

0.	That the Lessor can obtain a bank loan against the security of the demised premises and in this regard the Lessor shall clearly disclose the terms of the present lease while taking any bank loans and it is specifically agreed that the same shall not in any way affect or cause any prejudice to or otherwise interfere with the peaceful possession and enjoyment of the Premises by the lessee and refund of the security at the time of vacation.

1.	That the Lessee shall not carry out any addition, alteration or make any construction of permanent nature in the Premises nor break or damage any existing construction without the written consent of the Lessor.

2.	That the Lessor shall be responsible for repairs and maintenance for the upkeep of the Premises. The lessee will be responsible for maintenance of stand by power generation equipment and air conditioners.

3.	That the Lessee shall hand over the vacant / physical possession of the Premises referred to above to the Lessor at the time of termination of the Lease upon expiry of the fixed period of 2(Two) years or its earlier termination or extension as provided for in this agreement. The Lessee shall be required to hand over the premises along with the standby power generating equipment, servo stabilizer, air conditioning equipment and associated control panels in its original condition subject to normal wear and tear.

4.	That the Lessee shall at all times during the term of this Deed keep the premises in habitable and clean condition.

/s/ Sunil Chopra	#3#	/s/ Sena Reddy

15.	That the Lessee shall not use the premises or any part thereof, nor allow the same to be used for any illegal or immoral purposes.

16.	That the Lessee shall use and occupy the premises only for the purpose of software development and other related activities.

17.	That the Lessee shall make good at its own cost all damages to the premises by any deliberate/ malafide act on the part of lessee.

18.	That the premises are leased by the Lessor complete with a 80 KVA 3 phase 440 Volt Electrical connection from UPPCL, a pole mounted transformer, and a 3-phase KVA Servo Stabilizer. The 80 KVA electrical connection also caters to the requirement of the first floor tenant -the requirement being approx 20 KVA.

19.	That the Lessee shall regularly pay the bills of water, electricity and telephone so consumed to the concerned authorities. Cost of any power or water sharing, if necessitated, with lessor and any other present or future tenent will be proportionately shared among the users.

20.	That the Lessor is providing a stand by source of power (60 KVA 3 Phase 440 Volt DG Set in sound proof canopy and suitable exhaust pipe tall enough to clear the roof of the premises) and air conditioning units of 25 ton total capacity as part of the lease agreement. The operation and maintenance of the DG set and air conditioning units and associated Control Panels will be the responsibility of the lessee. The lessor is responsible to meet all statutory requirement for installation, operation and safety as per the rules and guidelines of Noida Authority / UPPCL and / or any other statutory body(s) and shall be exclusively responsible for compliance of all the laws on this account.

21.	The Lessee shall permit the Lessor or any of his authorized representatives to enter the Premises at reasonable time for inspection of the said premises.

22.	The Lessee shall keep the Premises fittings / fixtures/ furnishing/ furniture in good condition except for normal wear and tear, without causing any deliberate loss or damage.

23.	That the Lessee shall not sublet or part with the Premises on whole or its part thereof without the prior written consent of the Lessor.

24.	Both the Lessor and Lessee in their respective capacities shall observe all laws, rules, bylaws and regulations, as may be applicable to the Premises.

25.	That the Lessor shall not be responsible for the safety of goods / machines or any other material or articles belonging to the Lessee or any other person connected with or visiting the lessee by reason of theft, fire, pilferage, etc.

/s/ Sunil Chopra	#4#	/s/ Sena Reddy

26.	That the Lessee shall provide fire extinguishers in the Premises and shall take common precautions for prevention of fire. Lessee as the owner of the building is responsible for meeting statutory requirement.

The lessor shall have the premises and equipment provided by him including fittings/ fixtures/ furnishing/ furniture and internal wiring/ cabling adequately insured against theft, fire, pilferage or any natural calamity .The lessee however, shall be responsible to get its own equipment duly insured against theft, fire, pilferage or any natural calamity.

27.	The Lessee shall be entitled to peaceful possession and quiet enjoyment of the premises during the period of the lease on meeting the terms and conditions of this lease.

28.	That if required by the Lessee the Lessor shall apply for Rent permission from Noida Authority subject to that all the Charges and fee payable for obtaining the Rent permission will be borne by the Lessee.

29.	That the terms and conditions of this Deed as stated above shall be binding on both the parties. The terms of this Deed are final and irrevocable.

30.	If any dispute or difference shall at any time arise between the parties to this Lease Deed or under any clause or their respective rights, claims or liabilities hereunder or otherwise in any manner whatsoever, in relation to or arising out of or concerning this Lease Deed, the parties shall promptly and in good faith negotiate with a view to its amicable resolution and settlement. In the event no amicable resolution or settlement is reached within a period of fifteen (15) days from the date on which the dispute or difference arose, such disputes and / or differences shall be referred to a mutually acceptable sole arbitrator within a period of ten- (10) days thereafter. In case the parties are unable to agree upon the sole arbitrator, then each party shall appoint one arbitrator and those two arbitrators shall appoint a third arbitrator. If the two arbitrators fail to appoint a third arbitrator, then the third arbitrator shall be appointed as per the Arbitration and Conciliation Act, 1996 and any modifications thereto. The arbitration proceedings shall be held in New Delhi, as per the Arbitration and Conciliation Act 1996 and any modifications thereto and the findings of the arbitrators shall be final and binding on the parties.

/s/ Sunil Chopra	#5#	/s/ Sena Reddy

31.	All matters concerning this Lease Deed shall be subject to the jurisdiction of the courts of Delhi/New Delhi only and shall be governed and construed in accordance with the laws of India.

The Lease Deed sets forth the entire Deed and understanding between the parties as to the subject matter hereof and shall supersede and override all previous Deeds, understandings, communications, negotiations, commitments, either oral or written, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF the parties hereto have signed this Lease Deed on the day, month and year first hereinabove mentioned in the presence of the witnesses mentioned below.

WITNESSES	SIGNED SEALED AND DELIVERED

/s/ Sunil Chopra
Mr. Sunil Chopra-Director SISBRO Promoters Pvt Ltd
LESSOR
Name /s/ MAYANK VERMA
S/o Late SH. LAKHMI CHAND
R/o J-51, Sector-18, Noida	SIGNED SEALED AND DELIVERED
c/o Chopra Properties, Noida

/s/ Sena Reddy
Mr. Sena Reddy- Director
SiRF Technology India Pvt Ltd
Lessee

Name /s/ WG CDR VK JAIN
S/o (Late) RL JAIN
R/o 349, SECTOR 29 NOIDA-201303
19.2.2004

#6#